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                                    PROFILE

                                 August 1, 2000

This Profile is a summary of some of the more important points you should know before purchasing the Seasons Variable Annuity. The annuity is more fully described in the prospectus. Please read the prospectus carefully.

1. THE SEASONS VARIABLE ANNUITY

The Seasons Variable Annuity Contract is a contract between you and Anchor National Life Insurance Company. We designed Seasons to help you save on a tax-deferred basis and diversify your investments among asset classes and managers to meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment. Of course, certain qualified contracts automatically provide tax deferral regardless of whether they are funded with an annuity.

The Seasons Variable Annuity is designed as a long term retirement investment and helps you meet these goals by offering four variable investment STRATEGIES which are managed by five different professional investment managers. The value of any portion of your contract allocated to the STRATEGIES will fluctuate up or down based on the performance of the STRATEGIES you select. You may experience a loss. Five fixed account options, each for a different length of time and offering different interest rates guaranteed by Anchor National, are available. In addition, the DCA fixed accounts also offer fixed interest rates guaranteed by Anchor National and are available under the contract as source accounts for the Dollar Cost Averaging program.

The STRATEGIES and fixed account options are designed to be used in concert in order to achieve your desired investment goals. You may put money into any of the STRATEGIES and/or fixed account options. You may transfer between STRATEGIES and/or the fixed account options four times per year without charge.

Like most annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the STRATEGY or STRATEGIES to which your money is allocated and/or the interest rate earned on the fixed account options. You may withdraw money from your contract during the Accumulation Phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. A federal tax penalty may apply if you make withdrawals before age 59 1/2. During the Income Phase, you will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or be a combination of both, depending on where your money is allocated. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.

2. INCOME OPTIONS

You can select from one of five income options:

    (1) payments for your lifetime;

    (2) payments for your lifetime and your survivor's lifetime;

    (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 or 20 years;

    (4) payments for your lifetime, but for not less than 10 or 20 years; and

    (5) payments for a specified period of 5 to 30 years.


You will also need to decide if you want your payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your income option. If your contract is Non-qualified, payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable but any gain to your original investment is currently taxable as ordinary income upon distribution. For Qualified contracts, the entire payment is currently taxable as ordinary income.


3. PURCHASING A SEASONS VARIABLE ANNUITY

You can buy a contract through your financial representative, who can also help you complete the proper forms. For Non-qualified contracts the minimum initial investment is $5,000. For Qualified contracts the minimum initial investment is $2,000. You can add $500 or more to your contract at any time during the Accumulation Phase.

4. INVESTMENT OPTIONS

You can put your money into any one or more of the four multi-manager variable investment STRATEGIES and/or one or more of the seven fixed account options. The fixed investment options offer fixed rates of interest for specified lengths of time.

Each STRATEGY has a different investment objective. The STRATEGIES use an asset allocation investment approach. The STRATEGIES invest in a combination of underlying investment portfolios which in turn invest in a combination of stocks, bonds and cash, to achieve their investment objective. The four investment STRATEGIES are:

                                     GROWTH
                                MODERATE GROWTH
                                BALANCED GROWTH
                              CONSERVATIVE GROWTH

Each STRATEGY invests in three out of six underlying investment portfolios. The underlying investment portfolios are managed by the following five investment managers:

                       PUTNAM INVESTMENT MANAGEMENT, INC.
                         T. ROWE PRICE ASSOCIATES, INC.
                           JANUS CAPITAL CORPORATION
                    SUNAMERICA ASSET MANAGEMENT CORPORATION
                       WELLINGTON MANAGEMENT COMPANY, LLP

5. EXPENSES

Each year we deduct a $35 ($30 in North Dakota) contract administration fee on your contract anniversary. We currently waive this fee if your contract value is at least $50,000 on your contract anniversary.

We also deduct insurance charges which amount to 1.40% annually of the average daily value of your contract allocated to the STRATEGIES. There are also investment charges and other expenses if you put money into the STRATEGIES, which are estimated to range from 1.06% to 1.21%. Investment charges may be more or less than the percentages reflected here.

If you take your money out in excess of the "free withdrawal" amount allowed for in your contract, we may assess a withdrawal charge that is a percentage of the money you withdraw. The percentage declines with each year the purchase payment is in the contract as follows:

Year 1.........   7%          Year 5.........   4%
Year 2.........   6%          Year 6.........   3%
Year 3.........   6%          Year 7.........   2%
Year 4.........   5%          Year 8.........   0%

Additionally, if you take money out of a multi-year fixed account option before the end of the selected period, we may assess an adjustment which could increase or decrease the value of your money.

In some states you may also be assessed a state premium tax of up to 3.5%, depending upon the state in which you reside.


If you transfer among the STRATEGIES and/or fixed account options more than four times per year, we may charge a $25 dollar transfer fee for each subsequent transfer ($10 in Pennsylvania and Texas).

The following chart is designed to help you understand the charges in your contract. THE COLUMN "TOTAL ANNUAL CHARGES" SHOWS THE TOTAL OF THE $35 CONTRACT ADMINISTRATION CHARGE, THE 1.40% INSURANCE CHARGES AND THE INVESTMENT CHARGES FOR EACH STRATEGY. WE CONVERTED THE CONTRACT ADMINISTRATION CHARGE TO A PERCENTAGE (.09%) USING AN ASSUMED CONTRACT SIZE OF $40,000. The actual impact of this charge on your contract may differ from this percentage.

      ---------------------------------------------------------------------------------------------------------------
                                                                                                       EXAMPLES
                               Total Annual                         Total Annual                   Total      Total
                                Insurance                            Investment     Total        Expenses   Expenses
                                 Related                               Related     Annual        at end of  at end of
                                 Charges                               Charges     Charges        1 YEAR    10 YEARS
      STRATEGY
      ---------------------------------------------------------------------------------------------------------------
      Growth                      1.49%         (1.40% + .09%)          1.14%       2.63%          $97        $296
      Moderate Growth             1.49%         (1.40% + .09%)          1.12%       2.61%          $96        $294
      Balanced Growth             1.49%         (1.40% + .09%)          1.12%       2.61%          $96        $294
      Conservative Growth         1.49%         (1.40% + .09%)          1.10%       2.59%          $96        $292
      ---------------------------------------------------------------------------------------------------------------

The examples assume that you invested $1,000 in a STRATEGY which earns 5% annually and that you withdrew your money at the end of a 1 year period and at the end of a 10 year period. For year 1, the total annual charges are assessed as well as the withdrawal charge. For year 10, the example reflects the total annual charges but there is no withdrawal charge applicable. The annual investment-related expenses may vary. The amounts shown here are estimates and reflect the waiver or reimbursement of expenses by the investment adviser. No premium taxes are reflected. Please see the Fee Tables in the prospectus for more detailed information regarding the fees and expenses incurred under the contract.

6. TAXES

Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a Non-qualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a Qualified contract (one that is established with before tax dollars) all amounts are taxable when they are withdrawn.


When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income tax rate. You may be subject to a 10% federal tax penalty for distributions or withdrawals before age 59 1/2.


7. ACCESS TO YOUR MONEY

Withdrawals may be made from your contract in the amount of $1,000 or more. Each year, you can take out up to 10% of the total amount you invested without charge. Withdrawals in excess of the 10% will be assessed a withdrawal charge. If you withdraw your entire contract value and you have Purchase Payments still subject to a withdrawal charge, you will not receive the benefit of any free withdrawal amount. A separate withdrawal charge schedule applies to each purchase payment. After a Purchase Payment has been in the contract for seven full years, withdrawal charges no longer apply to that portion of the money. Of course, you may also have to pay income tax and a 10% IRS tax penalty may apply. Neither withdrawal charges nor the 10% federal tax penalty are assessed when a death benefit is paid.

8. PERFORMANCE

The value of your annuity will fluctuate depending upon the investment performance of the STRATEGY or STRATEGIES you select. From time to time we may advertise a STRATEGY'S total return. The total return figures are based on historical data and are not intended to indicate future performance.

The following chart shows total return for each STRATEGY for calendar year 1999. These numbers reflect the insurance charges, the contract maintenance fee and investment charges. Withdrawal charges are not reflected in the chart. Past performance is not a guarantee of future results.

-----------------------------------------
STRATEGY                          1999
-----------------------------------------
GROWTH                           35.32%
MODERATE GROWTH                  29.60%
BALANCED GROWTH                  16.90%
CONSERVATIVE GROWTH              10.56%
-----------------------------------------

9. DEATH BENEFIT

If you, or, if there is a joint owner, either of the two of you, should die during the Accumulation Phase, your Beneficiary will receive a death benefit.

If you die before age 75, the death benefit will be the greater of: (1) the money you put into the contract less any withdrawals, applicable charges and market value adjustments on those withdrawals, accumulated at 3%; or (2) the current value of your contract.

If you die after age 75, the death benefit will be the greater of: (1) the money you put into the contract less any withdrawals, charges and market value adjustments, accumulated at 3% until your 75th birthday plus any subsequent Purchase Payments and less any withdrawals made after your 75th birthday; or
(2) the current value of your contract.

In the instance of joint owners, the amount of the death benefit is calculated based upon the age of the youngest joint owner.

10. OTHER INFORMATION

OWNERSHIP: The contract is an allocated fixed and variable group annuity contract. A group contract is issued to a contractholder, for the benefit of the participants in the group. You, as an owner of a Seasons Variable Annuity, are a participant in the group and will receive a certificate evidencing your ownership. You, as the owner of a certificate, are entitled to all the rights and privileges of ownership. As used in this Profile and the prospectus, the term contract refers to your certificate. In some states an individual fixed and variable annuity contract may be available instead, which is identical to the group contract described in this Profile and the prospectus except that it is issued directly to the individual owner.

FREE LOOK: You may cancel your contract within 10 days of receiving it (or whatever period is required by your state) by mailing it to our Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the value of the money in the STRATEGIES plus any money you put into the fixed account options. Its value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.

SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semi-annual or annual checks during the Accumulation Phase. Systematic withdrawals may also be electronically transferred to your bank account. Of course, withdrawals during the Accumulation Phase may be taxable and a 10% IRS tax penalty may apply if you are under age
59 1/2.

DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually into one or more of the STRATEGIES.

PRINCIPAL ADVANTAGE PROGRAM: If selected by you, this program allows you to put money in a fixed account option and one or more STRATEGIES and we will guarantee that the portion allocated to the fixed account option, assuming that it remains invested in that option, will grow to equal your principal investment.

AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $50 per month.

CONFIRMATIONS AND QUARTERLY STATEMENTS: During the Accumulation Phase, you will receive confirmation of transactions within your contract. Transactions made pursuant to contractual or systematic agreements, such as deduction of the annual maintenance fee and dollar cost averaging, may be confirmed quarterly. Purchase Payments received through the automatic payment plan or a salary reduction arrangement, may also be confirmed quarterly. For all other transactions, we send confirmations immediately.

During the Accumulation and Income Phases, you will receive a statement of your transactions over the past quarter and a summary of your account values.

11. INQUIRIES:

If you have questions about your contract or need to make changes, call your financial representative or contact us at:

Anchor National Life Insurance Company
Annuity Service Center
P.O. Box 54299
Los Angeles, California 90054-0299
800/445-SUN2

If money accompanies your correspondence, you should direct it to:

Anchor National Life Insurance Company
P.O. Box 100330
Pasadena, California 91189-0001

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                   ALLOCATED FIXED AND VARIABLE GROUP ANNUITY
                                   issued by
                         VARIABLE ANNUITY ACCOUNT FIVE
                                      and
                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

The annuity contract has 11 investment choices - 7 fixed account options which offer interest rates guaranteed by Anchor National for different periods of time and 4 variable investment STRATEGIES:

                                     GROWTH
                                MODERATE GROWTH
                                BALANCED GROWTH
                              CONSERVATIVE GROWTH

                  which invest in the underlying portfolios of
                              SEASONS SERIES TRUST
                              which is managed by:

                       PUTNAM INVESTMENT MANAGEMENT, INC.
                         T. ROWE PRICE ASSOCIATES, INC.
                           JANUS CAPITAL CORPORATION
                    SUNAMERICA ASSET MANAGEMENT CORPORATION
                       WELLINGTON MANAGEMENT COMPANY, LLP

You can put your money into any one or all of the STRATEGIES and/or fixed account options.

Please read this prospectus carefully before investing and keep it for your future reference. It contains important information you should know about the Seasons Variable Annuity.

To learn more about the annuity offered by this prospectus, you can obtain a copy of the Statement of Additional Information ("SAI") dated August 1, 2000. The SAI has been filed with the Securities and Exchange Commission ("SEC") and can be considered part of this prospectus.

The table of contents of the SAI appears on page 32 of this prospectus. For a free copy of the SAI, call us at 800/445-SUN2 or write our Annuity Service Center at, P.O. Box 54299, Los Angeles, California 90054-0299.

A registration statement has been filed with the SEC under the Securities Act of 1933 relating to the contract. This prospectus does not contain all the information in the registration statement as permitted by SEC regulations. The omitted information can be obtained from the SEC's principal office in Washington, D.C., upon payment of a prescribed fee.

In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC.

ANNUITIES INVOLVE RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INCORPORATION OF CERTAIN
DOCUMENTS BY REFERENCE

Anchor National's Annual Report on Form 10-K for the year ended December 31, 1999 are incorporated herein by reference.

All documents or reports filed by Anchor National under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the effective date of this prospectus are also incorporated by reference. Statements contained in this prospectus and subsequently filed documents which are incorporated by reference or deemed to be incorporated by reference are deemed to modify or supersede documents incorporated herein by reference.

Anchor National files its Exchange Act documents and reports, including its annual and quarterly reports on Form 10-K and Form 10-Q, electronically pursuant to EDGAR under CIK No. 0000006342.

Anchor National is subject to the informational requirements of the Securities and Exchange Act of 1934 (as amended). We file reports and other information with the SEC to meet those requirements. You can inspect and copy this information at SEC public facilities at the following locations:

WASHINGTON, DISTRICT OF COLUMBIA
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

CHICAGO, ILLINOIS
500 West Madison Street
Chicago, IL 60661

NEW YORK, NEW YORK
7 World Trade Center, 13th Fl.
New York, NY 10048

To obtain copies by mail contact the Washington, D.C. location. After you pay the fees as prescribed by the rules and regulations of the SEC, the required documents are mailed.

Registration statements under the Securities Act of 1933, as amended, related to the contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the registration statements and exhibits. For further information regarding the Separate Account, Anchor National and its general account, the Portfolios and the contract, please refer to the registration statements and exhibits.

The SEC also maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by Anchor National.

Anchor National will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of the above documents incorporated by reference. Requests for these documents should be directed to Anchor National's Annuity Service Center, as follows:

    Anchor National Life Insurance Company
    Annuity Service Center
    P.O. Box 54299
    Los Angeles, California 90054-0299
    Telephone Number: (800) 445-SUN2

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Indemnification for liabilities arising under the Securities Act of 1933 (the "Act") is provided to Anchor National's officers, directors and controlling persons. The SEC has advised that it believes such indemnification is against public policy under the Act and unenforceable. If a claim for indemnification against such liabilities (other than for Anchor National's payment of expenses incurred or paid by its directors, officers or controlling persons in the successful defense of any legal action) is asserted by a director, officer or controlling person of Anchor National in connection with the securities registered under this prospectus, Anchor National will submit to a court with jurisdiction to determine whether the indemnification is against public policy under the Act. Anchor National will be governed by final judgment of the issue. However, if in the opinion of Anchor National's counsel this issue has been determined by controlling precedent, Anchor National will not submit the issue to a court for determination.

TABLE OF CONTENTS


 GLOSSARY....................................................    4
 FEE TABLES..................................................    5
     Owner Transaction Expenses..............................    5
     Annual Separate Account Expenses........................    5
     Investment Portfolio Expenses...........................    6
 EXAMPLES....................................................    7
 THE SEASONS VARIABLE ANNUITY................................    8
 PURCHASING A SEASONS VARIABLE ANNUITY.......................    9
     Allocation of Purchase Payments.........................    9
     Accumulation Units......................................    9
     Free Look...............................................   10
 INVESTMENT OPTIONS..........................................   10
     Variable Investment Options.............................   10
       THE STRATEGIES........................................   10
       STRATEGY Rebalancing..................................   14
     Fixed Account Options...................................   14
     Market Value Adjustment.................................   15
     Transfers During the Accumulation Phase.................   15
     Dollar Cost Averaging...................................   16
     Principal Advantage Program.............................   17
     Voting Rights...........................................   18
     Substitution............................................   18
 ACCESS TO YOUR MONEY........................................   18
     Systematic Withdrawal Program...........................   19
     Minimum Contract Value..................................   19
     Qualified Contract Owners...............................   20
 DEATH BENEFIT...............................................   20
     Death of the Annuitant..................................   21
 EXPENSES....................................................   21
     Insurance Charges.......................................   21
     Withdrawal Charges......................................   21
     Investment Charges......................................   22
     Contract Maintenance Fee................................   22
     Transfer Fee............................................   22
     Premium Tax.............................................   22
     Income Taxes............................................   22
     Reduction or Elimination of Charges and Expenses, and
      Additional Amounts Credited............................   22
 INCOME OPTIONS..............................................   23
     Annuity Date............................................   23
     Income Options..........................................   23
     Allocation of Income Payments...........................   24
     Fixed or Variable Income Payments.......................   24
     Income Payments.........................................   24
     Transfers During the Income Phase.......................   25
     Deferment of Payments...................................   25
 TAXES.......................................................   25
     Annuity Contracts in General............................   25
     Tax Treatment of Distributions--Non-qualified
      Contracts..............................................   26
     Tax Treatment of Distributions--Qualified Contracts.....   26
     Minimum Distributions...................................   26
     Diversification.........................................   26
 PERFORMANCE.................................................   27
 OTHER INFORMATION...........................................   27
     The Separate Account....................................   27
     The General Account.....................................   28
     Distribution of the Contract............................   28
     Administration..........................................   28
     Year 2000...............................................
     Legal Proceedings.......................................   29
     Custodian...............................................   29
 INDEPENDENT ACCOUNTANTS.....................................   29
 TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION....   30
 APPENDIX A--CONDENSED FINANCIAL INFORMATION.................  A-1
 APPENDIX B--MARKET VALUE ADJUSTMENT.........................  B-1
 APPENDIX C--PREMIUM TAXES...................................  C-1

GLOSSARY

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we define them in this glossary.

ACCUMULATION PHASE--The period during which you invest money in your contract.

ACCUMULATION UNITS--A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S)--The person(s) on whose life (lives) we base annuity payments.

ANNUITY DATE--The date on which annuity payments are to begin, as selected by you.

ANNUITY UNITS--A measurement we use to calculate the amount of annuity payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY (IES)--The person(s) designated to receive any benefits under the contract if you or the Annuitant dies.

COMPANY--Anchor National Life Insurance Company, Anchor National, We, Us, the insurer which issues this policy.

INCOME PHASE--The period during which we make annuity payments to you.

IRS--The Internal Revenue Service.

NON-QUALIFIED (CONTRACT)--A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

PURCHASE PAYMENTS--The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.

QUALIFIED (CONTRACT)--A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or individual retirement account ("IRA").

STRATEGY(IES)--A sub-account of Variable Annuity Account Five which provides for the variable investment options available under the contract. Each STRATEGY has its own investment objective and is invested in the underlying investment portfolios of the Seasons Series Trust.

SEASONS VARIABLE ANNUITY FEE TABLES
--------------------------------------------------------------------------------

OWNER TRANSACTION EXPENSES

Withdrawal Charge as a percentage of Purchase Payments:

Year 1..............    7%      Year 5..............    4%
Year 2..............    6%      Year 6..............    3%
Year 3..............    6%      Year 7..............    2%
Year 4..............    5%      Year 8..............    0%

Contract Maintenance Charge........  $35 each year ($30 in North Dakota)

Transfer Fee.......................  No charge for first 4 transfers each year; thereafter, the fee is $25 per
                                     transfer ($10 in
                                     Pennsylvania and Texas)

ANNUAL SEPARATE ACCOUNT EXPENSES
(as a percentage of daily net asset value)


Mortality Risk Charge........................  0.90%
Expense Risk Charge..........................  0.35%
Distribution Expense Charge..................  0.15%
                                               ----
      Total Separate Account Expenses........  1.40%

                         INVESTMENT PORTFOLIO EXPENSES
                       FOR STRATEGY UNDERLYING PORTFOLIOS
(as a percentage of daily net asset value of each investment portfolio as of the fiscal year end of the Trust ending March 31, 2000)

                                           MANAGEMENT      OTHER     TOTAL ANNUAL
                                              FEE         EXPENSES     EXPENSES
---------------------------------------------------------------------------------
    Stock                                     0.85%         0.21%        1.06%
    Asset Allocation: Diversified
     Growth                                   0.85%         0.36%        1.21%
    Multi-Managed Growth                      0.89%         0.26%        1.15%
    Multi-Managed Moderate Growth             0.85%         0.25%        1.10%
    Multi-Managed Income/Equity               0.81%         0.29%        1.10%
    Multi-Managed Income                      0.77%         0.29%        1.06%
---------------------------------------------------------------------------------

The Investment Portfolio Expenses table set forth above identifies the total investment expenses charged by the underlying investment portfolios of Seasons Series Trust. As explained in this prospectus, each variable investment option (STRATEGY) under this contract invests in a combination of three of these underlying portfolios. The total investment charge depending on the particular STRATEGY, will be a proportion of the investment charges of the underlying portfolio in which each STRATEGY invests. Accordingly, the actual investment portfolio expenses incurred by contract holders within a STRATEGY will vary depending upon the daily net asset value of each investment portfolio in which each STRATEGY is invested. You can get a better understanding of the practical ramifications of this blended investment charge by looking at the next table Investment Portfolio Expenses by STRATEGY. That table sets forth an estimate of the annual investment charge you may incur as a result of the ratio of the STRATEGY(IES) investment in the underlying portfolios.

The total investment expenses for each contract owner will be based upon the STRATEGY in which they are invested. Each STRATEGY invests in different proportions of these underlying portfolios. The proportion of each portfolio in each particular STRATEGY determines the amounts of investment charge borne by each contractholder.

THE ABOVE INVESTMENT PORTFOLIO EXPENSES WERE PROVIDED BY SEASONS SERIES TRUST. WE HAVE NOT INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

                   INVESTMENT PORTFOLIO EXPENSES BY STRATEGY
  (based on the total annual expenses of the underlying investment portfolios reflected above as of the fiscal year end of the Trust ending March 31, 2000)

                                              MANAGEMENT    OTHER     TOTAL ANNUAL
                                                 FEE       EXPENSES     EXPENSES
----------------------------------------------------------------------------------
  STRATEGY
    Growth                                      0.87%       0.27%        1.14%
    Moderate Growth                             0.85%       0.27%        1.12%
    Balanced Growth                             0.83%       0.29%        1.12%
    Conservative Growth                         0.80%       0.30%        1.10%
----------------------------------------------------------------------------------

                                    EXAMPLES

You will pay the following expenses on a $1,000 investment in each STRATEGY, assuming a 5% annual return on assets and:

  (a) that you surrender the contract at the end of the stated time period;


  (b) that the contract is annuitized or not surrendered.*



                                                        TIME PERIODS
----------------------------------------------------------------------------------------------
STRATEGY                        1 YEAR           3 YEARS           5 YEARS          10 YEARS
----------------------------------------------------------------------------------------------

Growth                         (a)  $97         (a)  $142         (a)  $179         (a)  $296
                               (b)  $27         (b)  $ 82         (b)  $139         (b)  $296

Moderate Growth                (a)  $96         (a)  $141         (a)  $178         (a)  $294
                               (b)  $26         (b)  $ 81         (b)  $138         (b)  $294

Balanced Growth                (a)  $96         (a)  $141         (a)  $178         (a)  $294
                               (b)  $26         (b)  $ 81         (b)  $138         (b)  $294

Conservative Growth            (a)  $96         (a)  $140         (a)  $177         (a)  $292
                               (b)  $26         (b)  $ 80         (b)  $137         (b)  $292
----------------------------------------------------------------------------------------------

* We do not currently charge a withdrawal charge when you elect to begin income payments.


                     EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you will incur directly and indirectly by investing in the contract. The example reflects owner transaction expenses, separate account expenses and investment portfolio expenses by STRATEGY.

2. For certain investment portfolios in which the STRATEGIES invest, the adviser, SunAmerica Asset Management Corp. (SAAMCo), has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the following percentages of each investment portfolio's average net assets: Stock and Asset Allocation:
      Diversified Growth Portfolios: 1.21%; Multi-Managed Growth: 1.29%; Multi-Managed Moderate Growth: 1.21%; Multi-Managed Income/Equity: 1.14%, Multi-Managed Income: 1.06%. SAAMCo also may voluntarily waive or reimburse additional amounts to increase an investment portfolios' investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, SAAMCo may recoup any waivers or reimbursements within two years after such waivers or reimbursements are granted, provided that the investment portfolio is able to make such payment and remain in compliance with the foregoing expense limitations. To date, none of the investment portfolio expenses have exceeded the stated caps. Therefore no waiver of fees or reimbursements were implemented.


3. The Examples assume that no transfer fees were imposed. Premium taxes are not reflected but may be applicable.


4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.
                              THE HISTORICAL ACCUMULATION
                             UNIT VALUES ARE CONTAINED IN
                      APPENDIX A--CONDENSED FINANCIAL INFORMATION

THE SEASONS VARIABLE ANNUITY
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An annuity is a contract between you and an insurance company. You are the owner of the contract. The contract provides three main benefits:

    - Tax Deferral: You do not pay taxes on your earnings from the annuity until you withdraw them.

    - Death Benefit: If you die during the Accumulation Phase, the insurance company pays a death benefit to your Beneficiary.

    - Guaranteed Income: If elected, you receive a stream of income for your lifetime, or another available period you select.

Tax-qualified retirement plans (e.g., IRAs, 401(k) or 403(b) plans) defer payment of taxes on earnings until withdrawal. If you are considering funding a tax-qualified retirement plan with an annuity, you should know that an annuity does not provide any additional tax deferral treatment of earnings beyond the treatment provided by the tax-qualified retirement plan itself. However, annuities do provide other features and benefits which may be valuable to you. You should fully discuss this decision with your financial advisor.

This annuity was developed to help you contribute to your retirement savings. The flexibility and diversification offered by this annuity can help you reach your retirement savings goals. This annuity works in two stages, the Accumulation Phase and the Income Phase. Your contract is in the Accumulation Phase during the period when you make payments into the contract. The Income Phase begins when you request us to start making payments to you out of the money accumulated in your contract.

The Contract is called a "variable" annuity because it allows you to invest in STRATEGIES which, like mutual funds, vary with market conditions. You can gain or lose money if you invest in these STRATEGIES. If you allocate money to the STRATEGY(IES), the amount of money you accumulate in your contract depends on the performance of the STRATEGY(IES) in which you invest.

The Contract also offers several fixed account options for varying time periods. Fixed account options earn interest at a rate set and guaranteed by Anchor National. If you allocate money to the fixed account options, the amount of money that accumulates in the Contract depends on the total interest credited to the particular fixed account option(s) in which you are invested.


For more information on STRATEGIES and fixed account options available under this contract, SEE INVESTMENT OPTIONS ON PAGE 10.


Anchor National Life Insurance Company (Anchor National, The Company, Us, We) issues the Seasons Variable Annuity. When you purchase a Seasons Variable Annuity, a contract exists between you and Anchor National. The Company is a stock life insurance company organized under the laws of the state of Arizona. Its principal place of business is 1 SunAmerica Center, Los Angeles, California 90067. The Company conducts life insurance and annuity business in the District of Columbia and all states except New York. Anchor National is an indirect, wholly owned subsidiary of American International Group, Inc., a Delaware corporation.


This annuity is designed for investors whose personal circumstances allow for a long-term investment time horizon, to assist in contributing to retirement savings. As a function of the federal tax code you may be assessed a 10% federal tax penalty on any withdrawal made prior to your reaching age 59 1/2. Additionally, this contract provides that you will be charged a withdrawal charge on each Purchase Payment withdrawn if that Purchase Payment has not been invested in this contract for at least 7 years. Because of these potential penalties, you should fully discuss all of the benefits and risks of this contract with your financial adviser prior to purchase.

PURCHASING A SEASONS VARIABLE ANNUITY
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A Purchase Payment is the money you give us to buy a contract. Any additional money you give us to invest in the contract after purchase is a subsequent Purchase Payment.

This chart shows the minimum initial and subsequent Purchase Payments permitted under your contract. These amounts depend upon whether a contract is Qualified or Non-qualified for tax purposes.

                                                       MINIMUM
                                MINIMUM INITIAL       SUBSEQUENT
                                PURCHASE PAYMENT   PURCHASE PAYMENT
                                ----------------   ----------------
Qualified                             $2,000             $500
Non-qualified                         $5,000             $500

Prior Company approval is required to make Purchase Payments greater than $1,500,000. The Company reserves the right to refuse any Purchase Payment including one which would cause the contract value or Purchase Payments to exceed $1,500,000 at the time of the Purchase Payment. Also, the optional Automatic Payment Plan allows you to make subsequent payments as small as $50.00.

We may refuse any Purchase Payment. In general, we will not issue a contract to anyone who is age 70 1/2 or older, unless they certify to us that the minimum distribution required by the IRS is being made. In addition, we may not issue a contract to anyone over age 90.

ALLOCATION OF PURCHASE PAYMENTS


We invest your Purchase Payments in the fixed accounts and STRATEGIES according to your instructions. If we receive a Purchase Payment without allocation instructions, we will invest the money according to your last allocation instructions. Purchase Payments are credited based upon the Accumulation Unit Value (AUV) next determined after receipt. SEE INVESTMENT OPTIONS PAGE 10.


In order to issue your contract, we must receive your completed application, Purchase Payment allocation instructions and any other required paper work at our Annuity Service Center. We allocate your initial Purchase Payment within two days of receiving it. If we do not have complete information necessary to issue your contract, we will contact you. If we do not have the information necessary to issue your contract within 5 business days, we will:

    - Send your money back to you, or;

    - Ask your permission to keep your money until we get the information necessary to issue the contract.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the STRATEGY(IES) you select. In order to keep track of the value of your contract, we use a unit of measure called an Accumulation Unit which works like a share of a mutual fund. During the Income Phase, we call them Annuity Units.

An Accumulation Unit value is determined each day that the New York Stock Exchange ("NYSE") is open. We calculate an Accumulation Unit for each STRATEGY after the NYSE closes each day. We do this by:

    1.  determining the total value of money invested in a particular STRATEGY;

    2. subtracting from that amount any asset-based charges and any other charges such as taxes we have deducted; and

    3.  dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit may go up or down from day to day. When you make a Purchase Payment, we credit your contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount of the Purchase Payment allocated to a STRATEGY by the value of the Accumulation Unit for that STRATEGY.

    EXAMPLE:

    We receive a $25,000 Purchase Payment from you on Wednesday. You want your money to be invested in the Moderate Growth STRATEGY. We determine that the value of an Accumulation Unit for the Moderate Growth STRATEGY is $11.10 when the NYSE closes on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2,252.252 Accumulation Units for the Moderate Growth STRATEGY.

FREE LOOK

You may cancel your contract within ten days after receiving it (or longer if required by state law). We call this a "free look." To cancel, you must mail the contract along with your free look request to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. Unless otherwise required by state law, you will receive back the value of the money allocated to the STRATEGIES on the day we receive your request plus any Purchase Payment in the fixed account options. This value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.

Certain states (and under all contracts issued as IRAs) require us to return your Purchase Payments upon a free look request. With respect to those contracts, we reserve the right to put your money in the 1-year fixed account option during the free look period. If you cancel your contract during the free look period, we return the greater of (1) your Purchase Payments, or (2) the value of your contract. At the end of the free look period, we reallocate your money according to your instructions.

INVESTMENT OPTIONS
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The contract offers variable investment options which we call STRATEGIES and fixed account options. We designed the contract to meet your varying investment needs over time. You can achieve this by using the STRATEGIES alone or in concert with the fixed account options. A mixture of your investment in the STRATEGY(IES) and fixed account options may lower the risk associated with investing only in a variable investment option.

VARIABLE INVESTMENT OPTIONS:
THE STRATEGIES

The contract offers four multi-manager variable investment STRATEGIES, each with a different investment objective. We designed the STRATEGIES to meet your investment needs over time, considering factors such as your age, goals and risk tolerance. However, each STRATEGY is designed to achieve different levels of growth over time.

Each STRATEGY invests in three of the six underlying investment portfolios of the Seasons Series Trust. The allocation of money among these investment portfolios varies depending on the objective of the STRATEGY.

SunAmerica Asset Management Corp. ("SAAMCo"), which is affiliated with Anchor National manages Seasons Series Trust. SAAMCo engaged sub-advisers to provide investment advice for certain investment portfolios.

The underlying investment portfolios of Seasons Series Trust include the Asset
Allocation: Diversified Growth Portfolio, the Stock Portfolio and the Multi-Managed Growth, Multi-Managed Moderate Growth, Multi-Managed Income/Equity and Multi-Managed Income Portfolios (the "Multi-Managed Portfolios"). Seasons Series Trust contains other underlying investment portfolios in addition to those listed here which are not available for investment under this contract.

The Asset Allocation: Diversified Growth Portfolio is managed by Putnam Investment Management, Inc. The Stock Portfolio is managed by T. Rowe Price Associates, Inc. All of the Multi-Managed Portfolios include the same three basic investment components: a growth component managed by Janus Capital Corporation, a balanced component managed by SAAMCo and a fixed income component managed by Wellington Management Company, LLP. The Growth STRATEGY and the Moderate Growth STRATEGY also have an aggressive growth component which SAAMCo manages. The percentage that any one of these components represents in the Multi-Managed Portfolio varies in accordance with the investment objective.

YOU SHOULD READ THE PROSPECTUS FOR SEASONS SERIES TRUST CAREFULLY BEFORE INVESTING. THE TRUST PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT THE INVESTMENT PORTFOLIOS AND IS ATTACHED TO THIS PROSPECTUS.

Each STRATEGY uses an investment approach based on asset allocation. This approach is achieved by each STRATEGY investing in distinct percentages in three specific underlying funds of the Seasons Series Trust. In turn, the underlying funds invest in a combination of domestic and international stocks, bonds and cash. Based on the percentage allocation to each specific underlying fund and each underlying fund's investment approach, each STRATEGY has a neutral asset allocation mix of stocks, bonds and cash. At the beginning of each quarter a rebalancing occurs among the underlying funds to realign each STRATEGY with its distinct percentage investment in the three underlying funds. This rebalancing is designed to help maintain the neutral asset allocation mix for each STRATEGY. The pie charts on the following pages demonstrate:

    - the neutral asset allocation mix for each STRATEGY; and

    - the percentage allocation in which each STRATEGY invests.

                                     GROWTH

    GOAL: Long-term growth of capital, allocating its assets primarily to stocks. This STRATEGY may be best suited for those with longer periods to invest.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks  80%
Bonds   15%
Cash     5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

MULTI-MANAGED GROWTH PORTFOLIO             50%
Managed by:

    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

STOCK PORTFOLIO                            25%
Managed by T. Rowe Price
 Associates, Inc.

ASSET ALLOCATION: DIVERSIFIED GROWTH
 PORTFOLIO                                 25%
Managed by Putnam Investment
 Management, Inc.

                                MODERATE GROWTH

    GOAL: Growth of capital through investments in equities, with a secondary objective of conservation of principal by allocating more of its assets to bonds than the Growth STRATEGY. This STRATEGY may be best suited for those nearing retirement years but still earning income.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks  70%
Bonds   25%
Cash     5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

MULTI-MANAGED MODERATE GROWTH PORTFOLIO  55%
Managed by:

    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

STOCK PORTFOLIO                          20%
Managed by T. Rowe Price
 Associates, Inc.

ASSET ALLOCATION: DIVERSIFIED GROWTH
 PORTFOLIO                               25%
Managed by Putnam Investment
 Management, Inc.

                                BALANCED GROWTH

    Goal: Focuses on conservation of principal by investing in a more balanced weighting of stocks and bonds, with a secondary objective of seeking a high total return. This STRATEGY may be best suited for those approaching retirement and with less tolerance for investment risk.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks  55%
Bonds   40%
Cash     5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

MULTI-MANAGED INCOME/EQUITY PORTFOLIO      55%
Managed by:

    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

STOCK PORTFOLIO                            20%
Managed by T. Rowe Price
 Associates, Inc.

ASSET ALLOCATION: DIVERSIFIED GROWTH
 PORTFOLIO                                 25%
Managed by Putnam Investment
 Management, Inc.

                              CONSERVATIVE GROWTH

    Goal: Capital preservation while maintaining some potential for growth over the long term. This STRATEGY may be best suited for those with lower investment risk tolerance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks  42%
Bonds   53%
Cash     5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

MULTI-MANAGED INCOME PORTFOLIO           60%
Managed by:

    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

STOCK PORTFOLIO                          15%
Managed by T. Rowe Price
 Associates, Inc.

ASSET ALLOCATION: DIVERSIFIED GROWTH
 PORTFOLIO                               25%
Managed by Putnam Investment
 Management, Inc.

STRATEGY REBALANCING

Each STRATEGY is designed to meet its investment objective by allocating a portion of your money to three different investment portfolios. In order to maintain the mix of investment portfolios consistent with each STRATEGY's objective, each STRATEGY within your contract will be rebalanced each quarter. On the first business day of each quarter (or as close to such date as is administratively practicable) your money will be allocated among the various investment portfolios according to the percentages set forth on the prior pages. Additionally, within each Multi-Managed Portfolio, your money will be rebalanced among the various components. We also reserve the right to rebalance any STRATEGY more frequently if rebalancing is, deemed necessary and not adverse to the interests of contract owners invested in such STRATEGY. Rebalancing a STRATEGY may involve shifting a portion of assets out of underlying investment portfolios with higher returns into underlying investment portfolios with relatively lower returns. Transfers made as a result of rebalancing a STRATEGY are not counted against your four free transfers per year.

FIXED ACCOUNT OPTIONS


The contract also offers seven fixed account options. Anchor National will guarantee the interest rate earned on money you allocate to any of these fixed account options. We currently offer fixed account options for periods of one, three, five, seven and ten years, which we call Guarantee Periods. In Maryland and Washington only the one year fixed account option is available. The seven and ten year guarantee periods are not available in Oregon. Additionally, we guarantee the interest rate for money allocated to the six-month DCA fixed account and/or the one year DCA fixed account (the "DCA fixed accounts") which are available only in conjunction with the Dollar Cost Averaging Program. Please see the section on the Dollar Cost Averaging Program on page 16 for additional information about, including limitations on, the availability and operation of the DCA fixed accounts. The DCA fixed accounts are only available for new Purchase Payments.


Each guarantee period may offer a different interest rate but will never be less than an annual effective rate of 3%. Once established the rates for specified payments do not change during the guarantee period. The guarantee period is that period for which we credit the applicable rate (one, three, five, seven or ten years).

There are three scenarios in which you may put money into the MVA fixed account options. In each scenario your money may be credited a different rate of interest as follows:

    - Initial Rate: Rate credited to new Purchase Payments allocated to the fixed account when you purchase your contract.

    - Current Rate: Rate credited to subsequent Purchase Payments allocated to the fixed account.

    - Renewal Rate: Rate credited to money transferred from a fixed account or one of the STRATEGIES into a fixed account and to money remaining in a fixed account after expiration of a guarantee period.

Each of these rates may differ from one and other. Although once declared the applicable rate is guaranteed until the guarantee period expires.

When a guarantee period ends, you may leave your money in the same fixed investment option. You may also reallocate your money to another fixed investment option or to the STRATEGIES. If you want to reallocate your money to a different fixed account option or STRATEGY, you must contact us within 30 days after the end of the current interest guarantee period and instruct us how to reallocate the money. We do not contact you. If we do not hear from you, your money will remain in the same fixed account option, where it will earn interest at the renewal rate then in effect for the fixed account option.

The DCA fixed accounts also credit a fixed rate of interest. Interest is credited to amounts allocated to the 1-year or 6-month DCA fixed account while your investment is systematically transferred to the variable Portfolios. The rates applicable to the DCA fixed accounts may differ from each other and/or the other fixed account options but will never be less than an effective rate of 3%. SEE DOLLAR COST AVERAGING PAGE 16 for more information.


You may reallocate money to a fixed account option (other than the DCA fixed accounts) or to any of the STRATEGIES after the end of the Guarantee Period. However, if you do not give us different instructions within 30 days after the end of your Guarantee Period, we will keep your money in the fixed account for the same Guarantee Period you previously selected. You will receive the renewal interest rate then in effect for that Guarantee Period.

MARKET VALUE ADJUSTMENT

NOTE: THE FOLLOWING DISCUSSION APPLIES TO THE 3, 5, 7 OR 10 YEAR FIXED ACCOUNT OPTIONS, ONLY. THESE OPTIONS ARE NOT AVAILABLE IN ALL STATES. PLEASE CONTACT YOUR FINANCIAL REPRESENTATIVE FOR MORE INFORMATION. THIS DISCUSSION DOES NOT APPLY TO WITHDRAWALS TO PAY A DEATH BENEFIT OR CONTRACT FEES AND CHARGES.

If you take money out of the three, five, seven or ten year fixed account options before the end of the guarantee period, we make an adjustment to your contract (the "Market Value Adjustment"). This Market Value Adjustment reflects any difference in the interest rate environment between the time you place your money in the fixed account option and the time when you withdraw that money. This adjustment can increase or decrease your contract value. You have 30 days after the end of each guarantee period to reallocate your funds without incurring any market value adjustment.

We calculate the market value adjustment by doing a comparison between current rates and the rate being credited to you in the fixed account option. For the current rate we use a rate being offered by us for a guarantee period that is equal to the time remaining in the guarantee period from which you seek withdrawal. If we are not currently offering a guarantee period for that period of time, we determine an applicable rate by using a formula to arrive at a rate between the interest rates currently offered for the two closest periods available.

Generally, if interest rates drop between the time you put your money into the fixed account options and the time you take it out, we credit a positive adjustment to your contract. Conversely, if interest rates increase during the same period, we post a negative adjustment to your contract.

Where the market value adjustment is negative, we first deduct the adjustment from any money remaining in the fixed account option. If there is not enough money in the fixed account option to meet the negative deduction, we deduct the remainder from your withdrawal or transfer. Where the market value adjustment is positive, we add the adjustment to your withdrawal or transfer from the fixed account option.

The one year fixed account option and the DCA fixed accounts do not impose a market value adjustment. These fixed account options are not registered under the Securities Act of 1933 and are not subject to the provisions of the Investment Company Act of 1940.

Please see Appendix B for more information on how we calculate the Market Value Adjustment.

TRANSFERS DURING THE ACCUMULATION PHASE

Except as provided in the next sentence with respect to the DCA Account, you can transfer money among the STRATEGIES and the fixed account options by written request or by telephone. Although you may transfer money out of the DCA Account, you may not transfer money into the DCA Account from any STRATEGY or any fixed account option. You can make four transfers every year without incurring a transfer fee. We measure a year from the anniversary of the date we issued your contract. If you make more than four transfers in a year, there is a $25 transfer fee per transfer ($10 in Pennsylvania and Texas). Additionally, transfers out of a multi-year fixed account option may be subject to a market value adjustment.

The minimum amount you can transfer is $500 or a lesser amount if you transfer the entire balance from a STRATEGY or a fixed account option. If any money will remain in a STRATEGY or fixed account option after making a transfer, it must be at least $500. Your request for transfer must clearly state which STRATEGY(IES) and/or fixed account option(s) are involved and the amount you want to transfer. Please see the section below on Dollar Cost Averaging for specific rules regarding the DCA Account.

We will accept transfers by telephone unless you specify otherwise on your contract application. We have in place procedures to provide reasonable assurance that instructions given to us by telephone are genuine. Thus, we disclaim all liability for any claim, loss or expense from any error. If we fail to use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We will also accept internet account transfers unless you specify otherwise on your contract application. We have appropriate procedures in place to provide reasonable assurance that the transactions executed are genuine. Thus, we disclaim all liability for any claim, loss or expense from any error resulting from instructions received over the internet. If we fail to follow our procedures we may be liable for any losses due to unauthorized or fraudulent transactions.

We reserve the right to modify, suspend or terminate the transfer privileges at any time.

DOLLAR COST AVERAGING

The Dollar Cost Averaging ("DCA") Program allows you to systematically transfer a set percentage or amount from any STRATEGY or the one year fixed account option (we call these source accounts) to another STRATEGY. You can also select to transfer the entire value in a STRATEGY or the one year fixed investment option in a stated number of transfers. Transfers may be monthly or quarterly. You can change the amount or frequency at any time by notifying us in writing. The minimum transfer amount is $500, unless you use the DCA fixed accounts (see below).

When you make either your initial Purchase Payment or a subsequent Purchase Payment and want to participate in the Dollar Cost Averaging Program with that money, you may also use a DCA fixed account as a source account. You cannot transfer money from a STRATEGY or other fixed investment option into a DCA fixed account.

When the one-year DCA fixed account is used for the DCA Program, all of your money in the one-year DCA fixed account will be transferred to the STRATEGY(IES) you select in either monthly or quarterly transfers (as selected by you) by the end of the one year period for which the interest rate is guaranteed (one year from the date of your deposit). Once selected, you cannot change the frequency. When the six-month DCA fixed account is used, all of the money you allocate to the six-month DCA fixed account is transferred to the STRATEGY(IES) you select in monthly transfers by the end of the six month period for which the interest rate is guaranteed.

The minimum amount that may be allocated to a DCA fixed account is $500 and the minimum amount that may be transferred from a DCA fixed account to the STRATEGY(IES) you select is $100. Therefore, if the amount allocated to a DCA fixed account is such that the transfer amount under the frequency selected would fail to meet the $100 minimum transfer requirement, the number of transfers under the program would be reduced to comply with the minimum transfer requirement. For example, if you allocate $500 to the six-month DCA fixed account, your money will be transferred out over a period of five months.

If you want to stop participation in the Dollar Cost Averaging Program and you are using a DCA fixed account as your source account, we will either transfer your money to the STRATEGY(IES) or fixed investment option(s) you select, or, in the absence of express instructions, we will transfer your money to the one year fixed investment option which will earn interest at the rate then being offered for new Purchase Payments for a period of one year.

By allocating amounts to the STRATEGIES on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. However, there is no assurance that you will earn a greater profit. You are still subject to loss in a declining market. Dollar cost averaging involves continuous investment in securities regardless of fluctuating price levels. You should consider your financial ability to continue to invest through periods of low prices.

Transfers under this program are not counted against your four free transfers per year. In addition, any transfer to the one-year fixed investment option upon termination of this program will not be counted against your four free transfers.

We reserve the right to modify, suspend or terminate this program at any time.

    EXAMPLE:

    Assume that you want to gradually move $750 each quarter from the Conservative Growth STRATEGY to the Growth STRATEGY over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

QUARTER  ACCUMULATION UNIT   UNITS PURCHASED
-------  -----------------   ---------------
   1          $ 7.50               100
   2          $ 5.00               150
   3          $10.00                75
   4          $ 7.50               100
   5          $ 5.00               150
   6          $ 7.50               100

You paid an average price of only $6.67 per Accumulation Unit over six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high. This example is for illustrative purposes only.

PRINCIPAL ADVANTAGE PROGRAM

The Principal Advantage Program allows you to invest in one or more STRATEGY(IES) without putting the amount of your principal at direct risk. The program accomplishes this by allocating your investment strategically between the fixed account options and STRATEGY(IES). You decide how much you want to invest and approximately when you want a return of principal. We calculate how much of your Purchase Payment needs to be allocated to the particular fixed account option to ensure that it grows to an amount equal to your total principal invested under this program. We invest the rest of your principal in the STRATEGY(IES) of your choice.

We reserve the right to modify, suspend or terminate this program at any time.

    EXAMPLE:

    Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed account option. You want the amount allocated to the fixed account option to grow to $100,000 in 7 years. If the 7-year fixed account option is offering a 5% interest rate, we will allocate $71,069 to the 7-year fixed account option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $28,931 may be allocated among the STRATEGY(IES), as determined by you, to provide opportunity for greater growth.

VOTING RIGHTS

Anchor National is the legal owner of the Seasons Series Trust shares. However, when the underlying investment portfolios of the Seasons Series Trust solicit proxies in conjunction with a vote of shareholders, we must obtain your instructions on how to vote those shares. We vote all of the shares we own in proportion to your instructions. This includes any shares we own on our own behalf. Should we determine that we are no longer required to comply with these rules, we will vote the shares in our own right.

SUBSTITUTION

If any of the STRATEGY(IES) become unavailable for investment, we may be required to substitute shares of another STRATEGY. We will seek prior approval of the SEC and give you notice before doing this.

ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------

You can access money in your contract in two ways:

    - by making a partial or total withdrawal, and/or;


    - by receiving income payments during the Income Phase. SEE INCOME OPTIONS PAGE 23.



Generally, we deduct a withdrawal charge applicable to any total or partial withdrawal and a market value adjustment if a withdrawal comes from the 3, 5, 7 or 10 year fixed account options. If you withdraw your entire contract value, we also deduct any applicable premium taxes and a contract maintenance fee. SEE EXPENSES PAGE 21.


Your contract provides for a free withdrawal amount each year. A free withdrawal amount is the portion of your account that we allow you to take out each year without being charged a surrender penalty. However, upon a future full surrender of your contract we will recoup any surrender charges which would have been due at the time the free withdrawals were taken if your free withdrawal had not been free.

Generally, each contract year you may withdraw up to 10% of your Purchase Payments which are subject to a withdrawal charge free of any withdrawal charge. This is the free withdrawal amount.

Purchase payments, above and beyond the amount of your free withdrawal amount, that are invested for less than 7 years and withdrawn will result in your paying a penalty in the form of a surrender charge. The amount of the charge and how it applies are discussed more fully below. You should consider, before purchasing this contrac1, the effect this charge will have on your investment if you need to withdraw more money than the free withdrawal amount. You should fully discuss this decision with your financial advisor.

The withdrawal charge percentage is determined by the age of the Purchase Payment remaining in the contract at the time of the withdrawal. For the purpose of calculating the withdrawal charge, any prior Free Withdrawal is not subtracted from the total Purchase Payments still subject to withdrawal charges.

For example, you make an initial Purchase Payment of $100,000. For purposes of this example we will assume a 0% growth rate over the life of the contract and no subsequent Purchase Payments. In contract year 2 and year 3, you take out your maximum free withdrawal of $10,000 for each year. After that free withdrawal your contract value is $80,000. In contract year 5 you request a full surrender of your contract. We will apply the following calculation, A - (B X C) = D, where:

A = Your contract value at the time of your request for surrender ($80,000)

B = The amount of your Purchase Payments still subject to withdrawal charge ($100,000)

C = The withdrawal charge percentage applicable to the age of each Purchase Payment (6%) [B X C = $6,000]

D = Your full surrender value ($74,000)

We calculate charges due on a total withdrawal on the day after we receive your request and your contract. We return your contract value less any applicable fees and charges.

Under most circumstances, the minimum partial withdrawals amount is $1,000. We require that the value left in any STRATEGY or fixed account be at least $500, after the withdrawal. You must send a written withdrawal request. Unless you provide us with different instructions, partial withdrawals will be made in equal amounts from each STRATEGY and fixed account option in which your contract is invested.

Washington residents should consult their financial adviser for additional information.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading with the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the Portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from a fixed account option. Such deferrals are limited to six months.

SYSTEMATIC WITHDRAWAL PROGRAM

If you elect, we use money in your contract to pay you monthly, quarterly, semi-annual or annual payments during the Accumulation Phase. Electronic transfer of these funds to your bank account is also available. The minimum amount of each withdrawal is $250. There must be at least $500 remaining in your contract at all times. Withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2. Any withdrawals you make using this program count against your free withdrawal amount as described above. Withdrawals in excess of the free withdrawal amount may incur a withdrawal charge. There is no additional charge for participating in this program.

The program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

WITHDRAWAL CHARGES, MARKET VALUE ADJUSTMENTS, INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE, INCLUDING SYSTEMATIC WITHDRAWALS.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals; and (2) you have not made any Purchase Payments during the past three years. We will provide you with sixty days written notice. At the end of the notice period, we will distribute the contract's remaining value to you.

QUALIFIED CONTRACT OWNERS


Certain qualified plans restrict and/or prohibit your ability to withdraw money from your contract. PLEASE SEE TAXES ON PAGE 25 for a more detailed explanation.


DEATH BENEFIT
--------------------------------------------------------------------------------


If you should die before beginning the Income Phase of your contract, we will pay a death benefit to your Beneficiary.


If you should die prior to reaching age 75 or, in the case of joint owners, if an owner should die prior to the youngest owner reaching age 75, the death benefit will be equal to the greater of:

    1. The value of your contract at the time we receive adequate proof of death and the Beneficiary's election as to how the benefit should be paid; or

    2. Total Purchase Payments less withdrawals, applicable charges, market value adjustments and taxes, accumulated at 3% from the date your contract was issued until the date of death, plus any Purchase Payments received, less any withdrawals, applicable charges, market value adjustments and taxes made or charged, after the date of death.

If the contract was issued after your 75th birthday or if you should die after you reach age 75, or, in the case of joint owners, if the contract was issued after both owners' 75th birthday or if an owner dies after the youngest owner reaches age 75, the death benefit will be the greater of:

    1. The value of your contract at the time we receive adequate proof of death and the Beneficiary's election as to how the death benefit will be paid; or

    2. Total Purchase Payments received by us before age 75 (in the case of joint owners, before the younger owner reaches age 75) less any withdrawals, applicable charges, market value adjustments and taxes, accumulated at 3% from the date your contract was issued until your 75th birthday (or, if there is a joint owner, the 75th Birthday of the youngest owner), plus any subsequent Purchase Payments received, less any withdrawals, applicable charges, market value adjustments and taxes made or charged, after your 75th birthday.

The death benefit is not paid after you switch to the Income Phase. If you die during the Income Phase, your Beneficiary will receive any remaining guaranteed income payments in accordance with the income option you choose.

You select the Beneficiary to receive any amounts payable on death. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation is not effective until we record the change.

The death benefit must begin payment immediately upon receipt of all necessary documents and, in any event, must be paid within 5 years of the date of death. The Beneficiary may elect to have the death benefit payable in the form of an annuity. If the Beneficiary elects an income option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. Income payments must begin within one year of your death. If the Beneficiary is the spouse of the owner, he or she can elect to continue the contract at the then current value.

The death benefit will be paid out when we receive adequate proof of death: (1) a certified copy of a death certificate; (2) a certified copy of a decree of court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death; or
(4) any other proof satisfactory
to us. We may also require additional documentation or proof in order for the death benefit to be paid. If the Beneficiary does not make a specific election as to how they want the death benefit distributed within sixty days of our receipt of adequate proof of death, it will be paid in a lump sum.

DEATH OF THE ANNUITANT

If the Annuitant dies before annuity payments begin, you can name a new Annuitant. If no Annuitant is named within 30 days, you will become the Annuitant. However, if the owner is a non-natural person (for example, a corporation), then the death of the Annuitant will be treated as the death of the owner, no new Annuitant may be named and the death benefit will be paid.

EXPENSES
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There are charges and expenses associated with your contract. These charges and expenses reduce your investment return. We will not increase the contract maintainance fee and withdrawal charges. However, the investment charges under your contract may increase or decrease. Some states may require that we charge less than the amounts described below.

INSURANCE CHARGES

The amount of this charge is 1.40% annually, of the value of your contract invested in the STRATEGIES. We deduct the charge daily.

The insurance charge compensates us for the mortality and expense risks and the costs of contract distribution assumed by Anchor National.

If these charges do not cover all of our expenses, we will pay the difference. Likewise, if these charges exceed our expenses, we will keep the difference.

WITHDRAWAL CHARGES


The contract provides a Free Withdrawal Amount every year (SEE ACCESS TO YOUR MONEY PAGE 18). If you take money out in excess of the Free Withdrawal Amount, you may incur a withdrawal charge.


We apply a withdrawal charge against each Purchase Payment you put into the contract. After a Purchase Payment has been in the contract for seven complete years, no withdrawal charge applies. The withdrawal charge equals a percentage of the Purchase Payment you take out of the contract. The withdrawal charge percentage declines each year a Purchase Payment is in the contract, as follows

        YEAR               1          2          3          4          5          6          7          8
---------------------   --------   --------   --------   --------   --------   --------   --------   --------
  WITHDRAWAL CHARGE        7%         6%         6%         5%         4%         3%         2%         0%

When calculating the withdrawal charge, we treat withdrawals as coming first from the Purchase Payments that have been in your contract the longest. However, for tax purposes, your withdrawals are considered earnings first, then Purchase Payments.

Whenever possible, we deduct the withdrawal charge from the money remaining in your contract. If you withdraw all of your contract value, we deduct any applicable withdrawal charges from the amount withdrawn.


We will not assess a withdrawal charge for money withdrawn to pay a death benefit. We will not assess a withdrawal charge upon election to receive income payments from your contract.

Withdrawals made prior to age 59 1/2 may result in tax penalties (SEE TAXES PAGE 25).


INVESTMENT CHARGES


Charges are deducted from the assets of the investment portfolios underlying the STRATEGIES for the advisory and other expenses of the portfolios. THE FEE TABLES BEGINNING ON PAGE 5 ILLUSTRATE THESE CHARGES AND EXPENSES. FOR MORE DETAILED INFORMATION ON THESE INVESTMENT CHARGES, REFER TO THE TRUST PROSPECTUS WHICH IS ATTACHED TO THIS PROSPECTUS.


CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we subtract a contract maintenance fee from your account once per year. This charge compensates us for the cost of contract administration. We will deduct the $35 contract maintenance fee ($30 in North Dakota) from your account value on your contract anniversary. If you withdraw your entire contract value, we deduct the fee from that withdrawal.

If your contract value is $50,000 or more on your contract anniversary date, we will waive the charge. This waiver is subject to change without notice.

TRANSFER FEE


We currently permit four free transfers between investment options, every contract year. We charge you $25 for each transfer over four in any one year ($10 in Pennsylvania and Texas). We deduct the transfer fee from the STRATEGY and/or fixed account option from which you request the transfer (SEE INVESTMENT OPTIONS PAGE 10).


PREMIUM TAX

Certain states charge the Company a tax on the premiums you pay into the contract. We deduct from your contract these premium tax charges. Currently we deduct the charge for premium taxes when you take a full withdrawal or annuitize the contract. In the future, we may assess this deduction at the time you put Purchase Payment(s) into the contract or upon payment of a death benefit.

APPENDIX C provides more information about premium taxes.

INCOME TAXES

We do not currently deduct income taxes from your contract. We reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CHARGES AND EXPENSES AND ADDITIONAL AMOUNTS CREDITED

Sometimes sales of the contracts to groups of similarly situated individuals may lower our administrative and/or sales expenses. We reserve the right to reduce or waive certain charges and expenses when this type of sale occurs. In addition, we may also credit additional interest to policies sold to such groups. We determine which groups are eligible for such treatment. Some of the criteria we evaluate to make a determination are: size of the group; amount of expected Purchase Payments; relationship existing between us and prospective purchaser; nature of the purchase; length of time a group of contracts is expected to remain active; purpose of the purchase and whether that purpose increases the likelihood that our expenses will be reduced; and/or any other factors that we believe indicate that administrative and/or sales expenses may be reduced.

Anchor National may make such a determination regarding sales to its employees, its affiliates' employees and employees of currently contracted broker-dealers; its registered representatives and immediate family members of all of those described.

We reserve the right to change or modify any such determination or the treatment applied to a particular group, at any time.

INCOME OPTIONS
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ANNUITY DATE

During the Income Phase, the money in your Contract is used to make regular income payments to you. You may switch to the Income Phase any time after your second contract anniversary. You select the month and year in which you want income payments to begin. The first day of that month is the Annuity Date. You may change your Annuity Date, so long as you do so at least seven days before the income payments are scheduled to begin. Once you begin receiving income payments, you cannot change your Income Option. Except to the extent discussed under Option 5, once you begin receiving income payments you cannot otherwise access your money through a withdrawal or surrender.

Income payments must begin on or before your 90th birthday or on your tenth contract anniversary, whichever occurs later. If you do not choose an Annuity Date, your income payments will automatically begin on this date. Certain states may require your income payments to start earlier.


If the Annuity Date is past your 85th birthday, your contract could lose its status as an annuity under Federal tax laws. This may cause you to incur adverse tax consequences. In addition, certain Qualified contracts require you to take minimum distributions after you reach age 70 1/2. SEE TAXES PAGE 25.


INCOME OPTIONS

Currently, this Contract offers five Income Options. If you elect to receive income payments but do not select an option, your income payments will be made in accordance with option 4 for a period of 10 years. For income payments selected for joint lives, we pay according to option 3.

We base our calculation of income payments on the life of the Annuitant and the annuity factors set forth in your contract. As the contract owner, you may change the Annuitant at any time prior to the Annuity Date. You must notify us if the Annuitant dies before the Annuity Date and then designate a new Annuitant.

OPTION 1 - LIFE INCOME ANNUITY

This option provides income payments for the life of the Annuitant. Income payments stop when the Annuitant dies.

OPTION 2 - JOINT AND SURVIVOR LIFE ANNUITY

This option provides income payments for the life of the Annuitant and for the life of another designated person. Upon the death of either person, we will continue to make income payments during the lifetime of the survivor. Income payments stop whenever the survivor dies.

OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY WITH 10 OR 20 YEAR PERIOD CERTAIN

This option is similar to option 2 above, with an additional guarantee of payments for at least 10 years. If the Annuitant and the Survivor die before all of the guaranteed payments have been made, the remaining payments are made to the Beneficiary under your Contract.

OPTION 4 - LIFE ANNUITY WITH 10 OR 20 YEAR PERIOD CERTAIN

This option is similar to option 1 above. In addition, this option provides a guarantee that income payments will be made for at least 10 or 20 years. You select the number of years. If the Annuitant dies before all guaranteed income payments are made, the remaining income payments go to the Beneficiary under your Contract.

OPTION 5 - INCOME FOR A SPECIFIED PERIOD

This option provides income payments for a guaranteed period ranging from 5 to 30 years. If the Annuitant dies before all of the guaranteed income payments are made, the remaining income payments are made to the Beneficiary under your contract. Additionally, if variable income payments are elected under this option, you (or the Beneficiary under the contract if the Annuitant dies prior to all guaranteed payments being made) may redeem the contract value after the Annuity Date. The amount available upon such redemption would be the discounted present value of any remaining guaranteed payments.

The value of an Annuity Unit, regardless of the option chosen, takes into account the Mortality and Expense Risk Charge. Since Option 5 does not contain an element of mortality risk, no benefit is derived from this charge.

Please read the Statement of Additional Information ("SAI") for a more detailed discussion of the income options.

ALLOCATION OF INCOME PAYMENTS

You can choose income payments that are fixed, variable or both. If payments are fixed, Anchor National guarantees the amounts of each payment. If the payments are variable, the amounts are not guaranteed. They will go up and/or down based upon the performance of your STRATEGIES.

FIXED OR VARIABLE INCOME PAYMENTS

You can choose income payments that are fixed, variable or both. If at the date when income payments begin you are invested in the STRATEGIES only, your income payments will be variable. If your money is only in fixed accounts at that time, your income payments will be fixed in amount.

INCOME PAYMENTS

If you are invested in the STRATEGIES after the Annuity date, your income payments will vary depending on four things:

    - for life options, your age when payments begin, and;

    - the value of your contract in the STRATEGIES on the Annuity Date, and;

    - the 3.5% assumed investment rate used in the annuity table for the contract, and;

    - the performance of the STRATEGIES in which you are invested during the time you receive income payments.

If you are invested in both the fixed account options and the STRATEGIES after the Annuity Date, the allocation of funds between the fixed accounts and STRATEGIES also impacts the amount of your annuity payments.

We make income payments on a monthly, quarterly, semi-annual or annual basis. You instruct us to send you a check or to have the payments directly deposited into your bank account. If state law allows, we distribute annuities with a contract value of $5,000 or less in a lump sum. Also, if the selected income option results in income payments of less than $50 per payment, we may decrease the frequency of the payments, state law allowing.

TRANSFERS DURING THE INCOME PHASE


You may transfer money among the STRATEGIES during the Income Phase. Transfers are subject to the same limitations as transfers during the Accumulation Phase. However, you may not transfer money from the fixed account into the STRATEGIES or from the STRATEGIES into the fixed accounts during the Income Phase. SEE EXPENSES PAGE 21.


DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by law. Interest is credited to you during the deferral period.


Please read the Statement of Additional Information ("SAI") for a more detailed discussion of the income payments.



TAXES

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NOTE: WE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT TAX ADVICE. WE CAUTION YOU TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF YOUR ANNUITY. TAX LAWS CONSTANTLY CHANGE, THEREFORE WE CANNOT GUARANTEE THAT THE INFORMATION CONTAINED HEREIN IS COMPLETE AND/OR ACCURATE.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, taxes on the earnings in your annuity contract are deferred until you take the money out. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.

If you do not purchase your contract under a pension plan, a specially sponsored employer program or an individual retirement account, your contract is referred to as a Non-qualified contract. A Non-qualified contract receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract. Qualified retirement investments automatically provide the deferral regardless of whether the underlying contract is an annuity.

If you purchase your contract under a pension plan, a specially sponsored employer program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: Individual Retirement Accounts ("IRAs"), Roth IRAs, Tax-Sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS--NON-QUALIFIED CONTRACTS

If you make a withdrawal from a Non-qualified contract, the Federal tax code treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For annuity payments, any portion of each payment that is considered a return of your Purchase Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The Federal tax code provides for a 10% penalty tax on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age
59 1/2; (2) when paid to your Beneficiary after you die; (3) after you become disabled (as defined in the Federal tax code); (4) in a series of substantially equal installments made for your life or for the joint lives of you and you Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS--QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract. Any amount of money you take out as a withdrawal or as income payments is taxable income. The Federal tax code further provides for a 10% penalty tax on any withdrawal or income payment paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2;
(2) when paid to your Beneficiary after you die; (3) after you become disabled (as defined in the Federal tax code); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) to the extent such withdrawals do not exceed limitations set by the Federal tax code for amounts paid during the taxable year for medical care;
(6) to fund higher education expenses (as defined in Federal tax code); (7) to fund certain first-time home purchase expenses; and, except in the case of an IRA; (8) when you separate from service after attaining age 55; and (9) when paid to an alternate payee pursuant to a qualified domestic relations order.

The Federal tax code limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when you: (1) reach age 59 1/2; (2) leave your job; (3) die; (4) becomes disabled (as defined in the Federal tax code); or (5) in the case of hardship. In the case of hardship, you can only withdraw Purchase Payments.

MINIMUM DISTRIBUTIONS

If you have a Qualified contract, distributions must begin by April 1 of the calendar year following the later of (1) the calendar year in which you attain age 70 1/2 or (2) the calendar year in which you retire. Failure to satisfy the minimum distribution requirements may result in a tax penalty. You should contact your tax advisor for more information.

We currently waive surrender charges and MVA on withdrawals taken to meet minimum distribution requirements. Current operational practice is to provide a free withdrawal of the greater of the contract's maximum penalty free amount or the required minimum distribution amount for a particular contract (but not both).

DIVERSIFICATION

The Federal tax code imposes certain diversification requirements on the underlying investments for a variable annuity. We believe that the underlying Portfolios' management monitors the variable Portfolios so as to comply with these requirements. To be treated as a variable annuity for tax purposes, the underlying investments must meet these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not Anchor National, would be considered the owner of the shares of the Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among Portfolios or the number and type of Portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the underlying variable investment Portfolios. Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

PERFORMANCE
--------------------------------------------------------------------------------

From time to time we will advertise the performance of the STRATEGIES. Any such performance results are based on historical earnings and are not intended to indicate future performance.

For each STRATEGY we will show performance against a comparison index which is made up of the S&P 500 Index, the Lehman Brothers Corporate/Government Index and the Lipper Money Market Index. The comparison index will blend the referenced indices in proportion to the neutral allocation of stocks, bonds and cash within each STRATEGY as indicated on pages 9 and 10 of this prospectus.

Additionally, we may show performance of each STRATEGY in comparison to various appropriate indices and the performance of other similar variable annuity products with similar objectives as reported by such independent reporting services as Morningstar, Inc., Lipper Analytical Services, Inc. and the Variable Annuity Research Data Service ("VARDS").

Please see the Statement of Additional Information for additional information regarding the methods used to calculate performance data.

Anchor National may also advertise the rating and other information assigned to it by independent industry ratings organizations. Some of those organizations are A.M. Best Company ("A.M. Best"), Moody's Investor's Service ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of our financial strength and performance in comparison to others in the life and health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues. These two ratings do not measure the insurer's ability to meet non-policy obligations. Ratings in general do not relate to the performance of the STRATEGIES.

OTHER INFORMATION
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ANCHOR NATIONAL

Anchor National is a stock life insurance company originally organized under the laws of the state of California in April 1965. On January 1, 1996, Anchor National redomesticated under the laws of the state of Arizona.

Anchor National and its affiliates, SunAmerica Life Insurance Company, First SunAmerica Life Insurance Company, SunAmerica Asset Management Corporation, SunAmerica Trust Company, and the SunAmerica Financial Network, Inc. (comprising six wholly owned broker-dealers), specialize in retirement savings and investment products and services. Business focuses include, fixed and variable annuities, mutual funds, broker-dealer services and trust administration services.

THE SEPARATE ACCOUNT

Anchor National originally established a separate account, Variable Annuity Account Five (the "Separate Account"), under Arizona law on July 8, 1996. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended.

Anchor National owns the assets in the Separate Account. However, the assets in the Separate Account are not chargeable with liabilities arising out of any other business conducted by Anchor National. Income gains and losses (realized and unrealized) resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of Anchor National.

THE GENERAL ACCOUNT

Money allocated to the fixed account options goes into Anchor National's general account. The general account consists of all of Anchor National's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any Anchor National contract holders as well as all of its creditors. The general account funds are invested as permitted under state insurance laws.

DISTRIBUTION OF THE CONTRACT

Registered representatives of broker-dealers sell the contract. We pay commissions to these representatives for the sale of the contracts. We do not expect the total commissions to exceed 7.25% of your Purchase Payments. We may also pay a bonus to representatives for contracts which stay active for a particular period of time, in addition to standard commissions. We do not deduct commissions paid to registered representatives directly from your Purchase Payments.

From time to time, we may pay or allow additional promotional incentives in the form of cash or other compensation. We reserve the right to offer these additional incentives only to certain broker-dealers that sell or are expected to sell, certain minimum amounts of the contract, or other contracts offered by us. Promotional incentives may change at any time.

SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York 10017 distributes the contracts. SunAmerica Capital Services is an affiliate of Anchor National, and is a registered as a broker-dealer under the Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc.

No underwriting fees are paid in connection with the distribution of the contracts.

ADMINISTRATION

We are responsible for the administrative servicing of your contract. Please contact our Annuity Service Center at 1-800-445-SUN2, if you have any comment, question or service request.

We send out transaction confirmations and quarterly statements. During the accumulation phase, you will receive confirmation of transactions within your contract. Transactions made pursuant to contractual or systematic agreements, such as deduction of the annual maintenance fee and dollar cost averaging, may be confirmed quarterly. Purchase payments received through the automatic payment plan or a salary reduction arrangement, may also be confirmed quarterly. For all other transactions, we send confirmations immediately.

During the accumulation and income phases, you will receive a statement of your transactions over the past quarter and a summary of your account values. It is your responsibility to review these documents carefully and notify us of any inaccuracies immediately. We investigate all inquiries. To the extent that we believe we made an error, we retroactively adjust your contract, provided you notify us within 30 days of receiving the transaction confirmation or quarterly statement. Any other adjustments we deem warranted are made as of the time we receive notice of the error.

LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the Separate Account. Anchor National and its subsidiaries engage in various kinds of routine litigation. In management's opinion, these matters are not of material importance to their respective total assets nor are they material with respect to the Separate Account.

CUSTODIAN

State Street Bank and Trust Company, 255 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the Separate Account. Anchor National pays State Street Bank for services provided, based on a schedule of fees.

INDEPENDENT ACCOUNTANTS
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The consolidated financial statements of Anchor National Life Insurance Company as of December 31, 1999, December 31, 1998 and September 30, 1998 and for the year ended December 31, 1999, and for the three months ended December 31, 1998, and for each of the two fiscal years in the period ended September 30, 1998 and the financial statements of Variable Annuity Account Five (Portion Relating to the SEASONS Variable Annuity) as of April 30, 2000 and March 31, 2000, and for the one month ended April 30, 2000, and for each of the two fiscal years in the period ended March 31, 2000, are included in the Statement of Additional Information and incorporated by reference in this prospectus and have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

TABLE OF CONTENTS OF
STATEMENT OF ADDITIONAL INFORMATION


Separate Account............................................    3

General Account.............................................    4

Performance Data............................................    4

Income Payments.............................................    4

Annuity Unit Values.........................................    5

Taxes.......................................................    8

Distribution of Contracts...................................   13

Financial Statements........................................   13

APPENDIX A - CONDENSED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

                                                                                       3/31/00
                                           INCEPTION TO   FISCAL YEAR   FISCAL YEAR       TO
STRATEGIES                                   3/31/98        3/31/99       3/31/00      4/30/00
-----------------------------------------  ------------   -----------   -----------   ----------
------------------------------------------------------------------------------------------------

Growth (Inception Date 4/15/97)
  Beginning AUV..........................       10.00          13.09         15.89         21.30
  End AUV................................       13.09          15.89         21.30         20.24
  Ending Number of AUs...................   3,950,133      7,643,378     8,130,517     8,249,540
------------------------------------------------------------------------------------------------

Moderate Growth (Inception Date 4/15/97)
  Beginning AUV..........................       10.00          12.76         15.09         19.48
  End AUV................................       12.76          15.09         19.48         18.61
  Ending Number of AUs...................   3,639,458      7,968,543     8,508,732     8,649,412
------------------------------------------------------------------------------------------------

Balanced Growth (Inception Date 4/15/97)
  Beginning AUV..........................       10.00          12.44         14.05         16.68
  End AUV................................       12.44          14.05         16.68         16.11
  Ending Number of AUs...................   2,789,702      6,957,319     7,049,356     7,030,568
------------------------------------------------------------------------------------------------

Conservative Growth (Inception Date
 4/15/97)
  Beginning AUV..........................       10.00          12.06         13.21         14.89
  End AUV................................       12.06          13.21         14.89         14.50
  Ending Number of AUs...................   1,536,220      5,313,501     5,332,213     5,350,653
------------------------------------------------------------------------------------------------

        AUV--Accumulation Unit Value

        AU--Accumulation Units

APPENDIX B - MARKET VALUE ADJUSTMENT
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The market value adjustment reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed investment option, the greater the impact of changing interest rates. The impact of the market value adjustment can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                 [(1+I/(1+J+0.005*)](to the power of N/12) - 1

                      THE MARKET VALUE ADJUSTMENT FORMULA

                          MAY DIFFER IN CERTAIN STATES

where:

                I is the interest rate you are earning on the money invested in the fixed investment option;

                J is the Initial interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed investment option; and

                N is the number of full months remaining in the term you initially agreed to leave your money in the fixed investment option.

*   In Pennsylvania this number will be zero.

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

The examples below assume the following:

    (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed investment option at a rate of 5%;

    (2) You make a partial withdrawal of $4,000 when 2 1/2 years (30 months) remain in the 10-year term you initially agreed to leave your money in the fixed investment option (N=30); and

    (3) You have not made any other transfers, additional Purchase Payments, or withdrawals.

No withdrawal charges are reflected because your Purchase Payment has been in the contract for seven full years. If a withdrawal charge applies, it is deducted before the market value adjustment. The market value adjustment is assessed on the amount withdrawn less any withdrawal charges.

NEGATIVE ADJUSTMENT

Assume that on the date of withdrawal, the Initial interest rate in effect for new Purchase Payments in the 3-year fixed investment option (2 1/2 years rounded up to the next full year) is 6%.

The market value adjustment factor is

                = [(1+I)/(1+J+0.005)](to the power of N/12) - 1

                        = [(1.05)/(1.06+.005)](to the power of 30/12) - 1
                        = (0.985915)(to the power of 2.5) - 1
                        = 0.965160 - 1
                        = -0.034840

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:

                        $4,000 X (-0.034840) = -$139.36

$139.36 represents the market value adjustment that will be deducted from the money remaining in the 10-year fixed investment option.

POSITIVE ADJUSTMENT

Assume that on the date of withdrawal, the Initial interest rate in effect for a new Purchase Payments in the 3-year fixed investment option (2 1/2 years rounded up to the next full year) is 4%.

The market value adjustment factor is:

                      = [(1+I/(1+J+0.005)](N/12)(N/12) - 1

                             = [(1.05)/(1.04+.005)](to the power of 30/12) - 1
                             = (1.004785)(to the power of 2.5) - 1
                             = 1.012005-1
                             = +0.012005

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:

                         $4,000 x (+0.012005) = +$48.02

$48.02 represents the market value adjustment that would be added to your withdrawal.

APPENDIX C - PREMIUM TAXES
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Premium taxes vary according to the state and are subject to change without notice. In many states, there is no tax at all. Listed below are the current premium tax rates in those states that assess a premium tax. For current information, you should consult your tax adviser.

                                                              QUALIFIED   NON-QUALIFIED
STATE                                                         CONTRACT      CONTRACT
-----                                                         ---------   -------------
California..................................................     0.50%         2.35%
Maine.......................................................        0%         2.00%
Nevada......................................................        0%         3.50%
South Dakota................................................        0%         1.25%
West Virginia...............................................     1.00%         1.00%
Wyoming.....................................................        0%         1.00%

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Please forward a copy (without charge) of the Seasons Variable Annuity Statement of Additional Information to:

              (Please print or type and fill in all information.)

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          Name

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          Address

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          City/State/Zip

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Date: ___________________  Signed: _____________________________________________

Return to: Anchor National Life Insurance Company, Annuity Service Center, P.O. Box 52499, Los Angeles, California 90054-0299